Exhibit 99.1

Sensient Technologies Corporation
777 East Wisconsin Avenue
News Release	Milwaukee, WI 53202
www.sensient.com

Contact:	Amy Agallar
(414) 347-3706

Sensient Technologies Corporation
Elects Sharad Jain to its Board of Directors
Current Director Edward Cichurski to Retire

MILWAUKEE, WI - October 14, 2021 - Sensient Technologies Corporation (NYSE: SXT) today announced that it will increase the size of the Board of Directors from ten to eleven, and will elect Sharad Jain to its Board of Directors, both effective December 1, 2021.  The Company also announced that current director Edward Cichurski will not seek reelection and will retire from the Board at the end of his current term expiring at the 2022 annual meeting of shareholders.

 “We are pleased to welcome Sharad to the Board,” said Paul Manning, Chairman, President, and Chief Executive Officer of Sensient Technologies Corporation.  “Sharad brings extensive financial and audit expertise in both the consumer products and industrial space.  He also has significant advisory experience in mergers and acquisitions, as well as supporting clients on tax strategies, systems implementations, and business risk management.  I look forward to Sharad’s contributions to the Board as we pursue our goal of delivering value to shareholders.”

 “I would like to thank Ed for his substantial service to Sensient since he joined the Board in 2013.  Throughout his tenure the Company has changed significantly. Ed’s leadership and counsel during this period have been invaluable.  I look forward to working with Ed through the rest of his term and wish him the best in his retirement,” said Mr. Manning.

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Bio and Additional Information

Mr. Jain has more than 33 years of experience providing audit and audit-related services to large global companies with the international accounting firm PricewaterhouseCoopers (he retired from the firm in 2020). His experience includes service as the Global and US Automotive Assurance Sector Leader from 2012 until 2015, and service as a senior partner in the firm’s Governance Insights Center from 2018 until 2020.  He also led the firm’s Consumer and Industrial Products Assurance teams in Detroit and Chicago and served on the firm’s Global Auditing Committee, which oversees the quality and consistency of the firm’s global audit methodology and tools.

Mr. Jain is a Certified Public Accountant, recipient of the Elijah Watt Sells Award, and was trained as a Chartered Accountant in the UK before moving to the USA with PricewaterhouseCoopers.

Mr. Jain will serve on the Audit and Scientific Advisory Committees of the Board.

About Sensient Technologies

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors, and other specialty ingredients. Sensient uses advanced technologies and robust global supply chain capabilities to develop specialized solutions for food and beverages, as well as products that serve the pharmaceutical, nutraceutical, cosmetic, and personal care industries. Sensient’s customers range in size from small entrepreneurial businesses to major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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